KC Low Volatility PutWrite-CallWrite Q Fund
Kestenbaum Capital, LLC
12/18/2023
Exhibits
E. Underwriting Contracts

The Fund will self-distribute and as such will not employ the services of a third-party underwriter.
As a self-distributing fund, the Fund must comply with Anti-Money Laundering (AML) and Know Your Client (KYC) requirements by implementing an AML and KYC program. The program is as follows:
Anti-Money Laundering and Know Your Client Program-

The following program outlines the policies, procedures, and controls that the Fund will implement in order to comply with applicable Anti-Money Laundering (AML) and Know Your Client
(KYC) laws and regulations.
The program applies to all employees and agents who conduct business on behalf of the Fund.


1.	Designation of AML Officer-
The Fund will ensure that it has a designated AML officer who will be responsible for the oversight and administration of the AML program.
The AML officer will ensure that the program is updated as necessary and that all employees and relevant parties are trained on its policies and procedures.


2.	Customer Identification Program (CIP)-
The Fund will establish and maintain a CIP to identify and verify the identity of the investors.
The CIP will include procedures for verifying the identity of individuals and legal entities, including beneficial owners, through reliable sources and applies to all investors who open a new account with the Fund or any other investment companies in the Fund's family.
The Fund's CIP is as follows:


a.	Identification Procedures for Individuals-
The Fund will obtain the following information from
each individual investor:
1.	Full name
2.	Date of birth
3.	Residential address
4.	Taxpayer identification number or social security
number
5.	Any other identifying information as required by
law or regulation
The Fund will verify the identity of each individual investor using reliable and independent sources of information.

b.	Identification Procedures for Legal Entities- The Fund
will obtain the following information from each new legal entity investor:

1.	Name
2.	Legal form (i.e., corporation, partnership,
trust)
3.	Address
4.	Employer identification number or other
identifying number as required by law or
regulation
5.	Any other identifying information as required by
law or regulation

The Fund will verify the identity of each legal entity investor using reliable and independent sources of information, such as a corporate charter or articles of incorporation.

c.	Beneficial Ownership Identification and Verification-
The Fund will identify and verify the identity of
beneficial owners of legal entity investors, as required
by law or regulation.
The Fund will obtain the following information about
each beneficial owner:
1.	Full name
2.	Date of birth
3.	Residential address
4.	Taxpayer identification number or social security
number
5.	Any other identifying information as required by
law or regulation

The Fund will verify the identity of each beneficial owner using reliable and independent sources of information, such as a government issued ID.

3.	Risk Assessment-
The Fund will conduct a periodic risk assessment to identify the specific money laundering and terrorist financing risks that it faces. The Fund will tailor its policies, procedures, and controls to mitigate risks based on the risk assessment.

4.	Ongoing Monitoring-
The Fund will monitor its investor's accounts for suspicious activity and/or transactions. The Fund will establish procedures for reporting any suspicious activity, including the filing of suspicious activity reports (SARs) with the relevant regulatory authorities.

5.	Employee Training-
The Fund will provide regular training to its employees on AML and KYC policies and regulations, including identification of red flags, suspicious activity reporting, and the importance of maintaining the confidentiality of customer information.

6.	Recordkeeping-
The Fund will maintain records of all investor's identification and verification activities, as well as monitoring and reporting of suspicious activity. The Fund will retain these records in accordance with applicable laws and regulations.

7.	Testing and Review-
The Fund will periodically review and test the effectiveness of its AML and KYC program.

8.	Reporting and Oversight-
The Fund will report on its AML and KYC program to its board of directors on a regular basis. The Fund's AML officer will be responsible for overseeing the program and ensuring that it remains effective and in compliance with all applicable laws and regulations.